Exhibit 99

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Ross Ayotte Corporate Marketing ON Semiconductor (602) 244-5978 ross.ayotte@onsemi.com	Ken Rizvi Investor Relations ON Semiconductor (602) 244-3437 ken.rizvi@onsemi.com

Robert H. Smith Joins the ON Semiconductor Board of Directors

PHOENIX, Ariz. – Aug. 18, 2005 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced the appointment of Robert H. Smith to its board of directors. Mr. Smith was elected to this position during the board of directors’ meeting that occurred today. The board also elected Mr. Smith to both its Audit Committee and Compensation Committee. Mr. Smith has assumed a board seat at the company that had been previously vacated. Mr. Smith is a retired officer and director of Novellus Systems Inc., a manufacturer of chemical vapor deposition, physical vapor deposition, copper Electrofill™, photoresist and residue removal, and chemical mechanical planarization systems, where he held several roles including executive vice president, finance and administration, chief financial officer and executive vice president of administration. In 1994, prior to joining Novellus, Mr. Smith held the position of chairman of the board of directors for Micro Component Technology Inc., a semiconductor test-equipment manufacture. From 1986 through 1990, Mr. Smith served as the president of Maxwell Graphics Inc. From 1982 through 1986, Mr. Smith held chief financial officer positions with Maxwell Communications of North America Corp. and R.R. Donnelley and Sons. He had previously held executive positions with Honeywell, Inc., Memorex Corp. and Control Data Corp. Mr. Smith is currently a member of the board of directors for Cirrus Logic, Inc. and PLX Technology, Inc., which are both semiconductor companies. He is also on the board of directors of Virage Logic Corporation and Epicor Software Corporation.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.